DROVERS BANCSHARES CORPORATION

96 SOUTH GEORGE STREET, YORK, PENNSYLVANIA 17401



April 18, 1997




Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Drovers Bancshares Corporation to be held, Friday, May 23, 1997, at 2:00 p.m. at the Research and Administrative Services Center of The Drovers & Mechanics Bank, 915 Indian Rock Dam Road, York, Pennsylvania 17403.

The notice of meeting and Proxy Statement that appear on the following pages contain information about the matters which are to be considered at the meeting.

To ensure that your shares are represented at the Annual Meeting, please review the material and complete, sign, date and return promptly the proxy card in the enclosed envelope. Every shareholder's vote is important whether or not you are personally able to attend. If you do attend the meeting and wish to vote in person, you must give written notice thereof to the Secretary of the Company so that your proxy will be superseded by any ballot that you submit during the meeting.

Sincerely,

/s/ A. Richard Pugh

A. Richard Pugh
Chairman of the Board and
President

DROVERS BANCSHARES CORPORATION

96 SOUTH GEORGE STREET, YORK, PENNSYLVANIA, 17401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 1997

TO THE SHAREHOLDERS OF DROVERS BANCSHARES CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of DROVERS BANCSHARES CORPORATION (the "Company") will be held on Friday, May 23, 1997, at 2:00 p.m. at the Research and Administrative Services Center of The Drovers & Mechanics Bank, 915 Indian Rock Dam Road, York, Pennsylvania 17403, for the following purposes:

1. To elect four (4) Directors for a four-year term expiring in 2001 and until their successors are elected and qualified. The nominees of the Company's Board of Directors are named in the accompanying Proxy Statement.

2. To consider and ratify the adoption by the Board of Directors of the Company of the Drovers Bancshares Corporation 1997 Employee Stock Purchase Plan.

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed April 4, 1997 as the record date for the meeting and only shareholders of record at the close of business on such date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

You are cordially invited to attend the meeting. In order to assure your representation at the meeting, please mark, sign, date and return your proxy as promptly as possible. An envelope which requires no postage if mailed in the United States is enclosed for this purpose. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the Company.

By Order of the Board of Directors

/s/ George L.F. Guyer, Jr.

George L.F. Guyer, Jr.
Secretary
York, Pennsylvania
April 18, 1997

DROVERS BANCSHARES CORPORATION
Proxy Statement For the Annual Meeting Of Shareholders
To Be Held on May 23, 1997

INTRODUCTION

This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation by the Board of Directors of DROVERS BANCSHARES CORPORATION (the "Company"), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on Friday, May 23, 1997, at 2:00 p.m. at the Research and Administrative Services Center of The Drovers & Mechanics Bank, 915 Indian Rock Dam Road, York, Pennsylvania 17403. The expense of soliciting proxies will be borne by the Company. In addition to the use of the mails, certain officers and other employees of the Company may solicit proxies personally or by telephone but will receive no special compensation for performing this service. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their expenses.

A shareholder who returns a proxy may revoke the proxy at any time before it is voted only: (1) by giving written notice of revocation to George L.F. Guyer, Jr., Secretary, Drovers Bancshares Corporation at 96 South George Street, York, Pennsylvania 17401; (2) by executing a later-dated proxy and giving written notice thereof to the Secretary of the Company; or (3) by voting in person after giving written notice to the Secretary of the Company.

This Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Company on or about April 18, 1997.

Shares represented by proxies on the accompanying Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted FOR the nominees and proposals named in the accompanying Proxy. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person, after giving written notice to the Secretary of the Company.

Only shareholders of record at the close of business on April 4, 1997 are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 2,809,180 common shares of the Company outstanding, each of which will entitle the holder thereof to one vote at the Annual Meeting. In the election of Directors, each shareholder, or his duly authorized proxy, will have the right to vote the number of shares owned by him for each of the four
(4) Directors to be elected.  There are no cumulative voting rights.

The Company's annual report for the year ended December 31, 1996 was previously mailed to shareholders of record. It is not to be regarded as proxy solicitation material.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

There are no persons known to the Company who beneficially own more than five percent (5%) of the Company's outstanding common shares, except as disclosed in the following chart:

Name & Address            Number of Shares           Percentage of Outstanding
Of Beneficial Owner      Beneficially Owned             Common Stock Owned

D. John Sparler
1520 Dunster Road
York, PA  17403               165,535 1                      5.89%

Daniel J. Sparler
731 Carroll Road
York, PA  17403               179,479 2                      6.38%

Yorktowne Paper Mills, Inc.
1001 Loucks Mill Road
York, PA  17402               156,905                        5.58%

Gary A. Stewart
910 Upland Road
York, PA  17403                88,146 3                      3.13%

Robert H. Stewart, Jr.
R.D. #4
Spring Grove, PA  17362        87,181 3                      3.10%

___________________
1.  See footnote number 9 under Election of Directors.
2.  See footnote number 14 under Election of Directors.
3. Mr. Gary A. Stewart and Mr. Robert H. Stewart and other members of the Stewart family have filed, as a group, a Schedule 13D, as amended, with the Securities and Exchange Commission. The Schedule 13D disclosed that, while no member of such group beneficially owns or has power to vote more than 5% of the Company's shares, as a group such persons may be deemed to beneficially own approximately 15.7% of the Company's issued and outstanding shares.

ELECTION OF DIRECTORS

At the Annual Meeting, four Directors of the Company are to be elected, each Director to hold office for a four-year term expiring in 2001 and until his successor shall have been elected and qualified. Shares represented by properly executed Proxies in the accompanying form will be voted for the nominees named below unless authority to vote is withheld by instructions. The persons receiving a plurality of the votes cast will be elected as Directors. The Board of Directors has no reason to believe any of the nominees will be unable to serve as a Director. In the event that any of the nominees is unable to accept nomination or election, any Proxy given pursuant to this solicitation will be voted in favor of such other persons as the management of the Company may recommend. The following table provides information as of April 4, 1997, concerning the nominees and continuing Directors, including their principal occupations during the past five years. All of the nominees are presently members of the Board of Directors of the Company. Each Director of the Company also serves as a Director of the Company's wholly-owned bank subsidiary, The Drovers & Mechanics Bank (the "Bank").

                                                                     Percent of
Name and Principal Occupation        Director    Common Shares     Total Shares
 For Past Five Years             Age  Since 1  Beneficially Owned 2 Outstanding

NOMINEES FOR A FOUR-YEAR TERM EXPIRING IN 2001:

Richard M. Linder
  Retired; formerly Chairman
  of the Company and the Bank
  until March 1996               66    1976         12,018 3             *

Frank Motter 4
  Chairman of the Board & President,
  Motter Printing Press Co.
  (Web-Fed Printing Equipment)   69    1975         29,027              1.03%

Robert L. Myers, Jr.
  President, John H. Myers & Son, Inc.
  (Lumber & Building Supplies)   68    1968         22,188 5             *

A. Richard Pugh
  Chairman of the Board, President and
  Chief Executive Officer of the Company
  and the Bank; formerly President and Chief
  Executive Officer of the Company and the
  Bank until March 1996          56    1990         27,408 6             *

INFORMATION REGARDING CONTINUING DIRECTORS

TERMS EXPIRING IN 1998:
Harlowe R. Prindle
  President, York Auto
  Parts Co., Inc.                54    1982         16,473               *

Basil A. Shorb, III
  President, Helm Coal Corporation
  (Holding Company Providing Management
  Services to Six Wholly-Owned Subsidiaries
  Engaged in Steel Fabrication, Highway Sign
  Manufacturing and
  Specialty Construction)        51    1993         62,425 7            2.22%

Delaine A. Toerper
  Executive Vice President and Chief
  Operating Officer, Tighe Industries,
  Inc. (Manufacturers, Designers
  and Marketers of Dance Costumes,
  Dance Apparel and
  Gymnastic Apparel)             53    1995            597               *

James S. Wisotzkey
  President and Chief Operating Officer,
  The Maple Press Co. (Printer)  43    1997          1,000               *

TERMS EXPIRING IN 1999:

D. John Sparler 8
  President, Treasurer and Chief
  Operating Officer, Yorktowne
  Paper Mills, Inc. (Paperboard
  and Paperboard Products)       48    1984        165,535 9            5.89%

David C. McIntosh
  President, MCD Technologies, Inc.
  (Industrial Product Research); formerly
  President, Market Access, Inc.
  until May, 1994                68    1985          6,419 10            *

Gary A. Stewart
  Chairman & CEO, Stewart & March,
  Inc. (General Contractors)     49    1996         88,146 11           3.13%

Josephine D. Appell
  Chairman of the Board & Secretary,
  York Blue Print Co., Inc.      73    1985          7,801               *

George W. Hodges
  President, The Wolf
  Organization, Inc. (Distributors
  of Lumber & Building Supplies) 46    1994          2,657 12            *

TERMS EXPIRING IN 2000:

J. Samuel Gregory
  Chairman and CEO,
  AAA Southern Pennsylvania
  (Insurance, Travel and
  Member Services)               66    1978          6,232               *

Daniel E. Hess
  President, Hess Management, Inc.
  (Management Consultant)        65    1982          7,456               *

Herbert D. Lavetan
  Director, Lavetan & Associates, Inc.
  (Postal, Business and
  Communications Services)       67    1979         80,372              2.86%

L. Doyle Ankrum
  Retired                        68    1979          5,283 13            *

Robert H. Stewart, Jr.
  President, York Building Products
  Co., Inc. (Concrete Masonry
  Units, Crushed Stone-
  Bituminous Concrete)           57    1987         87,181 11           3.10%

DIRECTOR EMERITUS:

Daniel J. Sparler 8
  Chairman & Chief Executive Officer,
  Yorktowne Paper Mills, Inc.
  (Paperboard & Paperboard
  Products)                      79    1963        179,479 14           6,38%

All Directors and Executive Officers
  as a Group (25 persons)                          650,792 15          23.16%

* Less than 1%
_____________________________
1.  Includes period served as Director of the Bank.
2. Except as otherwise noted, the person listed possesses sole voting and investment power of shares voting and investment power with their spouse.
3. Includes 52 shares owned by his wife, 195 shares held by his wife in nominee name and 616 held by him in nominee name.
4. Mr. Motter is a Director of York Water Company (a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of
1934).
5. Includes 2,508 shares owned by his wife and 10,938 held by the Elsbeth M. Myers Trust, of which he is a trustee sharing investment and voting authority.
6. Includes 135 shares held by him in nominee name, 256 shares held jointly with his wife, 103 shares owned by his children for which he is custodian and 26,397 shares Mr. Pugh has the right to acquire (at a present exercise price of $10.11 for 8,778 shares under options granted on December 19, 1990, $17.75 for 4,681 shares under options granted on November 23, 1994, $16.17 per share for 6,688 shares under options granted on May 22, 1995 and $20.60 per share for 6,250 shares under options granted on April 15, 1996) upon exercise of stock options granted pursuant to the Company's 1985 Incentive Stock Option Plan and 1995 Stock Option Plan.
7. Includes 19,051 shares owned by his wife, 4,683 shares owned by his son for which he is custodian, 4,674 shares owned by his son for which his wife is custodian and 31,599 shares held by Helm Coal Company of which his wife is a partner sharing voting and investment authority.
8.  Daniel J. Sparler and D. John Sparler are father and son.
9. Includes 156,905 shares owned by Yorktowne Paper Mills, Inc. of which he is President, Treasurer and Chief Operating Officer and possesses sole voting and investment authority in the absence of the Chairman and Chief Executive Officer.
10. Includes 1,943 shares held by him in nominee name and 103 shares held by his wife in nominee name.
11.  See footnote number 3 under Share Ownership of Certain Beneficial Owners.
12.  Includes 335 shares owned by his wife.
13.  Includes 1,327 shares owned by his wife.
14. Includes 14,181 shares owned by his wife and 156,905 shares owned by Yorktowne Paper Mills, Inc. of which he is Chairman and Chief Executive Officer and possesses sole voting and investment authority in the absence of the President, Treasurer and Chief Operating Officer.
15. Shares owned by Yorktowne Paper Mills, Inc. are only included once. Beneficial ownership is as of April 4, 1997.

ADDITIONAL INFORMATION

During 1996 the Boards of Directors of the Bank and the Company met 12 and 7 times, respectively. The Company has no committees. The Bank has Executive, Audit, Nominating and Personnel Committees. Other Committees are appointed as necessary to conduct the business of the Bank.

The Executive Committee, which met 12 times in 1996 during intervals between meetings of the Board of Directors, may exercise the authority of the Board in the management of the Bank's business to the extent permitted by law. As of December 31, 1996, this committee's members were Richard M. Linder (Chairman),
L. Doyle Ankrum, George W. Hodges, David C. McIntosh, Frank Motter, Robert L. Myers, Jr., Harlowe R. Prindle, and A. Richard Pugh.

The Audit Committee, which met 4 times in 1996, is responsible for recommending to the Board a firm of independent certified public accountants to conduct an annual audit of the books and accounts of the Company and its subsidiaries. The Board has adopted an Audit Committee Charter that designates the responsibilities of the Audit Committee in the areas of financial reporting, corporate governance and internal control. As of December 31, 1996, this committee's members were L. Doyle Ankrum (Chairman), Daniel E. Hess, George W. Hodges, Basil A. Shorb, III, D. John Sparler, Gary
A. Stewart, Robert H. Stewart, Jr., and Delaine A. Toerper.

The Nominating Committee is responsible for recommending candidates for Board membership. Shareholder nominations will be considered if made in writing and delivered to the Company's principal office not later than the seventh day following the day on which the notice of meeting was mailed. Nominations must contain the same information about each candidate as is required to be contained in the Company's Proxy Statement about management's candidates, the name and address of the notifying shareholder and the number of shares of the Company owned by the notifying shareholder. The committee met 4 times in 1996. As of December 31, 1996, this committee's members were J. Samuel Gregory (Chairman), Josephine D. Appell, George W. Hodges, Herbert D. Lavetan, David C. McIntosh, Frank Motter, and Basil A. Shorb, III.

The Personnel Committee, which met 4 times in 1996, is responsible for serving in an advisory and consulting capacity to management in the development, implementation and/or assessment of personnel policies, employee benefit issues, organizational and succession planning and compensation and benefit programs. The committee reviews and recommends for Board approval the election of Vice Presidents and above, and compensation for Senior Vice Presidents and above. As of December 31, 1996, this committee's members were Robert L. Myers, Jr. (Chairman), L. Doyle Ankrum, Richard M. Linder, Frank Motter, Harlowe R. Prindle, and A. Richard Pugh.

During 1996 all of the Directors of the Bank and of the Company attended at least 75% of the aggregate of all meetings of the respective Boards and committees on which they served, except Basil A. Shorb, III and Robert H. Stewart, Jr.

EXECUTIVE COMPENSATION

Company officers, all of whom are also officers of the Bank, do not receive compensation from the Company. The following table shows information concerning the annual compensation paid by the Bank for services in all capacities to the Company and the Bank for the fiscal years ended December 31, 1996, 1995 and 1994 of those persons who were, at December 31, 1996, Chairman, President and Chief Executive Officer and other executive officers of the Company or the Bank who received a total annual salary and bonus exceeding $100,000 in 1996.

SUMMARY COMPENSATION TABLE

               Annual Compensation                Long-Term Compensation
                                                 Awards             Payouts
                                  Other             Securities            All
Name                              Annual Restricted Underlying           Other
and                               Compen-   Stock     Options   LTIP    Compen
Principal          Salary   Bonus sation   Awards      /SARs  Payouts   sation
Position    Year    ($)      ($)   ($)1     ($)         (#)2    ($)      ($)3
A. Richard Pugh, Chairman, President and CEO
            1996  200,000  22,000   -        0          6,250    0       2,250
            1995  175,000  17,500   -        0          6,688    0       2,250
            1994  152,557  13,720   -        0          4,681    0       1,687

Debra A. Goodling, Executive Vice President
            1996   97,000  10,670   -        0          2,875    0       1,014
            1995 4
            1994 4

Michael J. Groft, Executive Vice President
            1996   97,000  10,670   -        0          2,875    0         531
            1995 4
            1994 4

__________________________
1. Perquisites and other personal benefits which do not exceed the lesser of $50,000 or 10% of total annual salary and bonus are excluded.
2. Includes effect of a 25% dividend in the form of a 5 for 4 stock split issued in August of 1996.
3. Amounts shown represent contributions by the Bank to the Bank's Salary Deferral Plan, described in page 11 of this Proxy Statement.
4. No disclosure is made for these years because total annual salary plus bonus did not exceed $100,000.

OPTION/SAR GRANTS AND EXERCISES AND FISCAL YEAR-END VALUES

Shown below is information with respect to options granted in 1996 pursuant to the Company's 1995 Stock Option Plan and unexercised options to purchase the Company's common stock granted in years prior to 1996 under the Company's 1985 Incentive Stock Option Plan to the named officers and held by them at December 31, 1996.

OPTION GRANTS IN LAST FISCAL YEAR

               Individual Grants
                  Percent of                           Potential Realizable
      Number of     Total                          Value at Assumed Annual Rate
     Securities  Options/SARs                             of Stock Price
     Underlying   Granted to  Exercise or            Appreciation for Option
    Options/SARs Employees in Base Price Expiration           Term
Name  Granted     Fiscal Year ($/Share)     Date         5% ($)       10% ($)

A. Richard Pugh, Chairman, President and CEO
       6,250        26%         $20.60     4/15/06      $80,971      $205,189

Debra A. Goodling, Executive Vice President
       2,875        12%         $20.60     4/15/06      $37,247       $94,387

Michael J. Groft, Executive Vice President
       2,875        12%         $20.60     4/15/06      $37,247       $94,387



AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL-YEAR-END OPTION VALUES

                                   Number of Securities, Value of Unexercised
                                  Underlying Unexercised    in-the-money
                                  Options/SARs at Fiscal Options/SARs at Fiscal
                                        Year-End (#)        Year-End ($)
       Shares Acquired     Value        Exercisable/        Exercisable/
Name    on Exercise(#)   Realized($)  Unexercisable 1       Unexercisable

A. Richard Pugh, Chairman, President and CEO
              0             0.00        23,272/3,125       $148,120/$1,640

Debra A. Goodling, Executive Vice President
              0             0.00         5,049/1,438        $17,732/$754

Michael J. Groft, Executive Vice President
              0             0.00         5,049/1,438        $17,732/$754

______________________
1. Includes effect of a 5% stock dividend paid in August of 1993, a 25% dividend in the form of a 5 for 4 stock split issued in September of 1994, a 7% stock dividend paid in November of 1995 and a 25% dividend in the form of a 5 for 4 stock split issued in August of 1996.

Change in Control Agreements

The Company and the Bank have entered into an agreement with Mr. Pugh providing that in the event of the termination of Mr. Pugh's employment (other than for cause) with the Company or the Bank under certain circumstances following a change in control of the Company or the Bank, Mr. Pugh will be entitled to additional compensation. A "change in control" is defined to include an acquisition of 25% or more of the outstanding voting securities of the Company or the Bank; a merger or consolidation of the Company or the Bank if, as a result of the transaction, less than 75% of the voting securities of the surviving corporation are owned by the former shareholders of the Company or the Bank, other than affiliates of any party to the merger or consolidation; a sale of substantially all of the assets of the Company or a change in a majority of the Directors of the Company or the Bank during any two-year period. The agreement provides for the payment of Mr. Pugh's full compensation for three years (subject to reduction by one-half of the amount of any base annual salary from any new employment); a lump sum payment of 40% of his annual salary at the time of termination; continuation of benefits for up to three years; continuation of benefits under the Supplemental Retirement Plan described under Pension Plan; and an acceleration of the right to exercise his current options under the Company's Stock Option Plans.

Pension Plan

The Bank maintains a qualified pension plan covering all full-time employees of the Bank who are at least 21 years of age and who have completed one year of service with the Bank. Participants become fully vested in the plan after 5 years of service. Each participant in the plan is entitled to a monthly benefit commencing at the participant's normal retirement date, assuming the participant has attained at least age 65 and has completed five years of participation, and continuing for life, with payments guaranteed for the first 120 months. Benefit amounts for a fully-vested participant equal 33% of the participant's average monthly pay if the participant has 15 or more years of service, plus .58% of average monthly pay in excess of the Social Security Integration level as outlined in Table I Covered Compensation multiplied by years of service at normal retirement up to a maximum of 25 years. Average monthly pay is based upon the 5 plan years preceding the normal retirement date. The Bank's contributions to the pension plan are determined on an actuarial basis for all participants.

The following chart illustrates the estimated annual benefits payable upon retirement to persons in specified salary and service classifications, assuming retirement at age 65 during 1997. For this purpose, the Social Security integration level assumed is $29,304.


                                  ANNUAL RETIREMENT BENEFIT FOR
                                    YEARS OF SERVICE INDICATED
FINAL AVERAGE
COMPENSATION                15 YEARS           25 YEARS           35 YEARS
$  75,000                   $ 28,726           $ 31,376           $ 31,376
  100,000                     39,150             42,251             43,251
  125,000                     49,576             55,126             55,126
  150,000                     60,001             67,001             67,001
  175,000                     64,171             71,751             71,751
  200,000                     64,171             71,751             71,751
  225,000                     64,171             71,751             71,751

The Omnibus Budget Reconciliation Act of 1993 (OBRA '93) has placed the limit on compensation which may be taken into account under a defined benefit plan reducing it from $235,840 in 1993 to $150,000 beginning in 1994. The new limit increases with inflation, but only when inflation permits a full $10,000 increase. As of 1997, this limit increased to $160,000. Only accruals after 1993 will be affected by the compensation limit.

As of January 1, 1997, A. Richard Pugh, Debra A. Goodling and Michael J. Groft were credited with 15 years, 20 years and 19 years of service, respectively.

The Bank adopted a Supplemental Pension Plan for Mr. Pugh on January 1, 1995. Pursuant to this Plan, Mr. Pugh will be entitled to receive payments, which, when added to his pension under the Bank's pension plan and primary Social Security amount, increase his pension benefits to 65% of his highest annual average compensation in three of his last five years as an employee of the Bank.

Salary Deferral Plan

The Bank has a Salary Deferral Plan ("Plan") for employees who have completed one year of service, attained the age of 21 and receive eligible credit for each year of service in which they complete at least 1,000 hours. Eligible employees are permitted to make, by means of payroll deductions, annual contributions up to the annual maximum of their gross compensation as determined from time to time by Internal Revenue Service regulations. These contributions constitute a salary reduction for Federal income tax purposes until distribution from the Plan. The Bank will contribute an amount equal to 25% of the first 6% of these contributions allocated to each participating employee in proportion to their contribution. The amount of contribution made by the Bank is fully vested in each participating employee. All contributions are invested in either a principal stabilization fund, fixed income fund or equity fund as directed by the participant. Investment earnings and Bank contributions are not subject to federal income tax until distributed to the participant. The benefits are generally payable following retirement, disability, death, hardship or termination of employment; however, in the event of a voluntary withdrawal for hardship, the amount is limited to the amount of voluntary employee contributions to date. The Bank's matching contribution for the plan year 1996 to A. Richard Pugh, Debra A. Goodling and Michael J. Groff are included in the Summary Compensation Table.

Compensation Committee Interlocks and Insider Participants. There are no interlocks between officers of the Company and compensation committees and boards of directors of other companies with which the Directors of the Company are affiliated. Likewise, the outside Directors on the Personnel Committee of the Bank have no interlocking relationships with Company executives.

REPORT ON EXECUTIVE COMPENSATION

The Company does not have a Compensation Committee. The Personnel Committee of the Bank, composed of outside Directors and A. Richard Pugh, conducts a full review each year of the executive compensation programs. The committee is responsible for making recommendations to the Board with respect to the Bank's executive compensation programs. The executive compensation programs are designed to attract, retain and motivate the broad based executive talent required to achieve the Company's business objectives and increase shareholder value. The committee recommends to the Board the compensation for the Company's Chairman, Chief Executive Officer and President, A. Richard Pugh. The counsel of Mr. Pugh is solicited by the committee prior to the committee's compensation recommendations to the Board for the other executive officers.

As the Bank has grown, the Committee's methods of determining executive compensation have evolved. In this regard, the element of corporate performance now supplements individual performance and compensation paid by similarly situated institutions as a factor in determining executive compensation. Corporate performance is used as the sole factor in determining annual incentive compensation and is also used, to a lesser degree, to establish base salaries for senior officers. In the area of annual incentive compensation, corporate performance is measured by a formula based on return on average assets. The Committee believes corporate performance is more appropriate than its stock price as a supplemental measure for determining executive compensation in terms of base salaries and annual incentive compensation. The Company's stock is fairly thinly traded with a limited number of market makers and thus the price of the Company's stock sometimes moves independently of the Company's performance and other market factors and therefore the Committee believes that short-term movements in its stock price are not necessarily indicative of the stock's value. However, in order to encourage management to pursue policies which will enhance long-term shareholder value, the Committee believes that the use of stock options is an effective long-term incentive compensation method. Thus, to the extent stock options are part of a particular executive's compensation package, the overall level of the executive's compensation is tied to the long-term performance of the Company's stock.

The Committee and management retained an employee benefit consultant in 1993 to further refine the process of determining executive compensation and, specifically, to take into consideration compensation packages at comparable institutions and corporate performance in the process. Utilizing the methodology developed by the consultant, the Committee reviews, on an annual basis, the data provided by specific surveys on competitive salary and the compensation practices of financial institutions of similar asset size (i.e. institutions of between $300 million and $750 million in asset size) nationally and particularly in the Mid-Atlantic region. During the past fiscal year, the Committee continued the recent trend of viewing executive compensation as a whole rather than focusing on individual elements. Thus, the Committee has attempted to design compensation packages for individual executive officers by using different components and weighing these components differently in individual cases.

The Bank's executive compensation program has three main components:

Base Salary. Base salaries for executive officers are determined by evaluating the responsibilities of the position, the experience of the individual, the financial results of the Company and by reference to the competitive marketplace. Base salary adjustments are considered by the committee on an annual basis. Using the surveys mentioned above as a guide and based on the fact that the Company fits roughly in the middle of such marketplace in terms of asset size, the Committee uses average base salaries paid by companies in such marketplace to set an approximate range for the Company's base salaries, with seniority, individual performance and corporate performance determining actual base salaries. The base salary increases in 1996 over amounts determined in 1995 as a result of this process averaged approximately 8.4%, which included adjustments reflecting the promotions and responsibilities of several executive officers. To arrive at the average annual increase of base salaries, the Committee considers the following three factors: (i) the Committee conducts a survey of certain South Central Pennsylvania banks to determine the average increase in base salaries expected by such banks for the upcoming year; (ii) the Company's employee benefit consultant provides an average annual increase of base salaries expected by banks of similar asset size on a national level; and (iii) the Committee determines the amount of increase which will be feasible in terms of the Company's budget.

In general, specific individual performance is weighted more heavily than corporate performance in determining base salaries of senior management. However, as responsibility increases, more emphasis is placed on corporate performance in setting an individual's base salary. For this purpose, corporate performance is measured using a number of factors, such as achievement of various budget goals, growth of the institution and peer group comparisons.

Annual Incentive Compensation. The annual incentive compensation program was designed to support and promote the pursuit of the Bank's organizational objectives and financial goals as defined in the Bank's strategic and financial plans. The program provides for the payment of an annual cash bonus to executive and certain key officers. The program is based on the Bank's return on assets. Bonuses are only paid to executive officers if the return on average assets equals or exceeds one percent (1%). The Committee considers a return on average assets of 1% as an appropriate minimum target for community banks such as the Bank. The Committee also believes that achieving this level of return on average assets indicates acceptable performance when viewed in the context of the Company's growing asset base. Assuming the 1% threshold is achieved, the bonus paid is determined by a percentage of salary with such percentage increasing as the return on average assets increases, e.g. the base amount of 5% of base salary at a 1% return on average assets is increased by a percentage point for each .04% increase in return on average assets over 1%.

Long-Term Incentive Compensation. Long-term incentive compensation opportunities are available to executives in positions with significant responsibilities and impact on long-term performance. Long-term incentive compensation has been and is anticipated to be made available in the form of stock options under the Company's Stock Option Plans. The Personnel Committee believes that stock option grants are an effective way to align the interests of the Company's executives with its shareholders by making a portion of an optionee's compensation dependent upon the long-term performance of the Company's stock. In the past, options had been granted only to the Company's two most senior executive officers. During 1996, options were granted to officers with the title Vice President and above. In determining the number of options granted in 1996, the Committee considered information available to it regarding options granted by other public companies, and, in particular, banking institutions. The Committee has followed a policy to date of providing that only 50% of options granted are exercisable immediately. The Committee uses both objective and subjective methods of determining the amount of shares subject to future grants. Thus, it may consider such factors as the potential realizable value of particular options based on an assumed rate of appreciation in the price of the Company's stock, a desired level of ownership in the Company based on position in the Company, formula grants and individual performance. Stock option grants made to executive officers during fiscal year 1996 are included in Option Grant Table.

Chief Executive Officer Compensation. The Company and its Chief Executive Officer, A. Richard Pugh, have not entered into an employment agreement. Thus, the factors involved in establishing a compensation package for the Company's chief executive officer are similar to those noted above for all executives. However, the value of his compensation is more closely tied to corporate performance and the long-term performance of the Company's stock. Specifically, the chief executive's compensation is determined as follows:

Base Salary. In the case of the Company's Chief Executive Officer, corporate performance is weighted more heavily than individual performance for purposes of determining base salary. Thus, in 1996, the Committee emphasized the Company's achievement of its corporate performance goals and the new responsibilities of Mr. Pugh as Chairman of the Board and Chief Executive Officer. Mr. Pugh's year-end base salary for 1996 was $200,000 which reflects an approximate 14.3% increase in year-end base salary over 1995 due to his new duties as Chairman of the Board, President and Chief Executive Officer.

Annual Incentive Compensation. The Committee calculates Mr. Pugh's annual incentive compensation in accordance with the formula set forth above. Thus, Mr. Pugh receives such compensation only if the Company's return on average assets equals 1% or more. Mr. Pugh's annual incentive compensation earned for 1996 was $22,000.

Long-Term Incentive Compensation. Stock options are an important portion of the Chief Executive Officer's overall compensation package, particularly given the policy-making function of such position. The Committee believes linking a portion of the Chief Executive Officer's compensation to the long-term performance of the Company's stock encourages such officer to pursue policies which enhance long-term shareholder value. In 1996, 1995 and 1994, Mr. Pugh receive stock options to purchase 5,000 shares, 5,000 shares and 3,500 shares respectively. The stock options granted represented 26%, 20% and 37% of all stock options granted in 1996, 1995 and 1994 respectively.

Personnel Committee:
     Robert L. Myers, Jr., Chairman
     Frank Motter
     L. Doyle Ankrum
     Richard M. Linder
     Harlowe R. Prindle
     A. Richard Pugh


PERFORMANCE GRAPH

The following graph compares the yearly change in the cumulative total shareholder return on the Company's common stock against the cumulative total return on the S&P 500 Stock Index and a Peer Group Index for the period of five fiscal years commencing January 1, 1992 and ended December 31, 1996. The shareholder return shown on the graph below is not necessarily indicative of future performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                 1991    1992    1993    1994    1995    1996
Drovers BancShares Corporation  100.00  131.63  168.93  177.04  217.92  242.36
Peer Group Index 1              100.00  129.49  179.75  201.68  230.53  253.00
S&P 500 Index                   100.00  104.46  111.83  110.11  147.67  177.60
__________________________________
1. The peer group for which information appears above includes the following companies: ACNB Corporation, Bryn Mawr Bank Corporation, Century Financial Corporation, Citizens & Northern Corporation, CNB Financial Corporation, Community Banks, Inc.; First West Chester Corporation; Franklin Financial Services Corp.; Hanover Bancorp, Inc.; Heritage Bancorp, Inc., Keystone Heritage Group, Inc.; Penn Security Bank & Trust Co.; PennRock Financial Services, Inc.; Pioneer American Holding Company and Sterling Financial Corporation. These companies were selected based on the following criteria: total assets between $300 million and $750 million; market capitalization greater than $40 million; and headquarters located in Pennsylvania.

Directors Fees

Each Director of the Bank, who is not an employee of the Bank, received an annual retainer of $8,000 in 1996 as compensation for services as a Director and for attending meetings of the Board and committees of the Board. Richard
M. Linder, former Chairman of the Company and the Bank, retired on March 1, 1996 and received a retainer of $6,666 for the balance of the year. In June of 1996, Gary A. Stewart became a Director. In July of 1996, John U. Wisotzkey retired from the Board. Messrs. Wisotzkey and Stewart each received a retainer of $4,666. The Company pays no retainer.

Transactions with Management and Others

During 1996, some of the Directors and Executive Officers of the Company and of the Bank, members of their immediate families, and some of the companies with which they are associated, had banking transactions with the Bank in the ordinary course of the Bank's business and additional transactions may be expected to take place in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.
 The aggregate dollar amount of related party loans on December 31, 1996 was $13,017,000. During 1996, $21,686,000 of new loans were made to related parties and repayments totaled $22,824,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Officers and Directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers and Directors are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, if any, and written representations, if any, that no additional reports were required, the Company believes that during the year ended December 31, 1996, its Officers and Directors complied with all applicable Section 16(a) filing requirements.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

For the year ended December 31, 1996, the Company engaged Stambaugh $ Ness, P.C. (successor to Harry Ness & Company), independent certified public accountants. The Company has instituted a policy of appointing its independent public accountants through action of its Board of Directors which will be reviewed by the Board periodically. Representatives of the Company's independent public accountants do not routinely attend the Company's Annual Meetings and are not expected to attend the 1997 Annual Meeting.

1997 EMPLOYEE STOCK PURCHASE PLAN

On February 26, 1997, the Board of Directors of the Company adopted the Drovers Bancshares Corporation 1997 Employee Stock Purchase Plan (the "1997 Stock Purchase Plan"), covering 150,000 shares of common stock of the Company
 The 1997 Stock Purchase Plan is required to be approved by the shareholders of the Company within 12 months of the date of its adoption. At the Annual Meeting of Shareholders, the adoption of the 1997 Stock Purchase Plan will be submitted to the Company's shareholders for ratification. The affirmative vote of the holders of a majority of the shares of stock of the Company represented by Proxy or present and voting at the Annual Meeting is required for approval of the 1997 Stock Purchase Plan.

The 1997 Stock Purchase Plan will be administered by the Personnel Committee of the Bank. The 1997 Stock Purchase Plan provides for twenty (20) quarterly offerings of common stock to employees. The purpose of the 1997 Stock Purchase Plan is to provide a means whereby employees of the Company or any present or future subsidiary of the Company (including the Bank) will have the opportunity to acquire a proprietary interest in the Company through the purchase of the Company's common stock. Participating employees will purchase stock through payroll deductions. Each employee of the Company or any of its subsidiaries is eligible to participate, except that employees with less than two (2) years of employment, customary employment of twenty (20) hours per week or five (5) months per calendar year or less and/or highly compensated employees may be excluded from participation and certain employees with substantial stock interest in the Company or its subsidiaries or with substantial rights to purchase stock accruing under the 1997 Stock Purchase Plan are excluded from participation. The purchase price of each share of common stock sold pursuant to each offering will be set by the Personnel Committee but may not be less than the lesser of (i) 85% of the fair market value per share on the offering date or (ii) 85% of the fair market value per share on the date three months after the offering date.

On the grant or exercise of an option under the 1997 Stock Purchase Plan, no tax liability will result to an employee who retains the stock for the required holding periods under the 1997 Employee Stock Purchase Plan and no deduction will be allowed to the Company for the stock involved. When the stock is sold after the required holding period, and the option price is less than 100% (but not less than 85%) of the fair market value at the time granted, an employee will realize ordinary income to the extent of (i) the amount by which the fair market value of the stock at the time the option was granted exceeded the option price or (ii) the amount by which the fair market value of the stock at the time of disposition of the stock exceeded the price paid, whichever is less. If an employee sells the stock before the expiration of the required holding period, the employee will realize ordinary income to the extent of the difference between the option price and the fair market value of the stock at the date the option was exercised. When an employee is required to include compensation in his gross income because of his disposition of stock acquired under the 1997 Employee Stock Purchase Plan, the amount of compensation is added to the basis of his stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE ADOPTION OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than stated in the meeting notice. If any other matters should properly come before the meeting, however, the enclosed proxy confers discretion of the persons named therein to act on such matters.

Upon written request of any shareholder, a copy of the Company's report on Form 10-K for its fiscal year ended December 31, 1996, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities and Exchange Act of 1934, as amended, may be obtained without charge from the Company's Secretary, George L. F. Guyer, Jr., P. O. Box 2557, York, Pennsylvania 17405.

Shareholder Proposals for Next Annual Meeting

Any shareholder proposal for consideration at the Annual Meeting of Shareholders to be held in 1998 must be received by the Company at its principal offices, 96 South George Street, P. O. Box 2557, York, Pennsylvania 17405, no later than Friday, December 19, 1997, in order for it to be included in the Company's proxy materials. Submission by certified mail-return receipt requested is recommended.

By Order of the Board of Directors

/s/ George L. F. Guyer, Jr.

George L. F. Guyer, Jr.
Secretary

DROVERS BANCSHARES CORPORATION
96 South George Street, York, Pennsylvania  17401

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby constitutes and appoints William H. Neff, Jr. and Timothy P. Ruth, and each or any of them, with power of substitution in each, as proxies to represent the undersigned at the Annual Meeting of Shareholders of Drovers Bancshares Corporation (the "Company") to be held at the Research and Administrative Services Center of The Drovers & Mechanics Bank, 915 Indian Rock Dam Road, York, Pennsylvania 17403 on Friday, May 23, 1997 at 2:00 P.M., and at any adjournments or postponements thereof, and to vote the same number of shares, and as fully as the undersigned would be entitled to vote, if then personally present, upon any matter which may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR PROPOSAL 2. THE UNDERSIGNED HEREBY REVOKES ANY PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

(continued on reverse side)

1.  ELECTION OF DIRECTORS TO SERVE FOR A FOUR (4) YEAR TERM:
0 FOR all nominees listed (except as marked to the contrary)
0 WITHHOLD AUTHORITY to vote for all nominees listed
    Richard M. Linder, Frank Motter, Robert L. Myers, Jr., A. Richard Pugh

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE NOMINEE'S NAME IN THE SPACE PROVIDED BELOW

2. RATIFICATION OF ADOPTION OF DROVERS BANCSHARES CORPORATION 1997 EMPLOYEE STOCK PURCHASE PLAN:
0  FOR
0  AGAINST
0  ABSTAIN

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: ________________________________, 1997

___________________________________
Signature

___________________________________
Signature if held jointly

(PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.)


(..continued)